Exhibit 10.6

FIRST AMENDMENT OF LEASE

Reference is hereby made to the Lease dated October 28, 2013 as effected by the Term Commencement letter dated January 31, 2014 (the “Lease”) between Wells 60 Realty LLC (“Landlord”), and Cyber-Ark Software, Inc. (“Tenant”) pursuant to which Lease Tenant rented from Landlord premises located on the first floor of the Building as more particularly described in the Lease (called herein the “Suite 103 Premises”). The purpose of this First Amendment of Lease is to document the terms of Tenant (i) extending the Initial Term of the Lease of the Premises, and (ii) leasing additional space on the first floor of the Building as more particularly depicted as Suite No. 102 on Exhibit A attached hereto, and as further described below. Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Lease.

For good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, Tenant and Landlord hereby amend the Lease as follows:

I.	Premises. The Lease of the Suite 103 Premises shall continue, and the Initial Term applicable thereto shall be extended until the Expiration Date of the Suite 102 Initial Term as set forth below (so by way of example, if the Expiration Date of the Suite 102 Initial Term is February 28, 2022, then that same Expiration Date shall also apply to the Suite 103 Premises). Yearly Fixed Rent applicable to the Suite 103 Premises shall continue as set forth in the Lease with the qualification that Yearly Fixed Rent shall increase to the annual rate of $452,940.00 payable monthly in advance in equal monthly installments of $37,745.00 beginning on July 1, 2021 and continuing on the first day of each month thereafter through the end of the Expiration Date of the Suite 102 Initial Term. All other terms and conditions of the Lease applicable to the Suite 103 Premises shall continue without modification.

II.	Rental of Suite No. 102. The approximately 6,546 rentable square feet depicted as Suite No. 102 on Exhibit A attached hereto is herein called the “Suite 102 Premises” and the following shall be applicable thereto:

1.	Suite 102 Premises Commencement Date. The later of January 1, 2015, or five (5) days following Landlord’s written notice to Tenant that the Tenant Improvements required by Section II.10. have been substantially completed as determined by Landlord’s architect. Upon the Suite 102 Premises Commencement Date, the term “Premises” as used herein shall mean the Suite 103 Premises and the Suite 102 Premises (except as separately identified herein).

2.	Suite 102 Premises Rent Commencement Date. That date which is sixty (60) days following the Suite 102 Premises Commencement Date.

3.	Expiration Date of the Suite 102 Premises Term. That date which is eighty four (84) months following the Suite 102 Premises Rent Commencement Date (plus a portion of a month if the term commences other than on the first day of a calendar month so that the term ends on the last day of a calendar month), the “Suite 102 Initial Term”, provided, however, if the Suite 102 Initial Term is extended as hereafter set forth, then the Expiration Date shall be 5:00 p.m. on the last day of the Extension Term then in effect.

4.	Suite 102 Premises Yearly Fixed Rent. Yearly Fixed Rent for the Suite 102 Premises shall be as follows (during the Suite No. 102 Initial Term):

PERIOD	YEARLY FIXED RENT	MONTHLY PAYMENT
RCD –06/30/16	$176,742.00	$14,728.50
07/01/16 – 06/30/17	$180,015.00	$15,001.25
07/01/17 – 06/30/18	$183,288.00	$15,724.00
07/01/18–06/30/19	$186,561.00	$15,546.75
07/01/19 – 06/30/20	$189,834.00	$15,819.50
07/01/20 – 06/30/21	$193,107.00	$16,092.25
07/01/21 – ED 102 IT	$196,380.00	$16,365.00

Yearly Fixed Rent shall be payable monthly, in advance in equal monthly installments (“Monthly Payment”) as set forth above, on the first day of each month beginning on the Suite 102 Premises Rent Commencement Date (“RCD”). For clarification purposes, the first period shall begin on the RCD and continue until June 30, 2016, and the seventh period shall begin on July 1, 2021 and continue until the expiration of the Suite 102 Initial Term (“ED 102 IT”).

5.	Extension Term and Extension Term Yearly Fixed Rent. The Lease provisions applicable to the Extension Term and Extension Term Yearly Fixed Rent shall also apply to the Suite 102 Premises.

6.	Additional Rent. Tenant shall be required to pay its Pro Rata Share (defined below) of Additional Rent applicable to the Suite 102 Premises as required by Section 5 of the Lease during the Suite 102 Premises Term with the qualification that the Base Operating Cost Year for the Suite 102 Premises shall be the calendar year ending December 31, 2015.

7.	Electric. Tenant shall pay for electricity consumed within the Suite 102 Premises in accordance with Section 6 of the original Lease during the Suite 102 Premises Term beginning on the Suite 102 Premises Commencement Date.

8.	Security Deposit. Upon signing this First Amendment of Lease, Tenant shall provide Landlord with $14,728.50 to be added to the Security Deposit, so that the total Security Deposit is then $44,103.50;

9.	Pro Rata Share. The Pro Rata Share with respect to the Suite 102 Premises shall be 20.2%; and

10.	Tenant’s Improvements - Suite No. 102. Prior to the Suite 102 Commencement Date, the interior of the Suite 102 Premises shall be improved in accordance with Tenant’s Final Layout Plan and the Construction Documents as those terms are defined below (“Tenant Improvements”). The following provisions shall be applicable to the Tenant Improvements:

A.

Attached hereto as Exhibit B-l is an initial layout plan (“Tenant’s Initial Layout Plan”) incorporating Tenant’s program requirements for the Suite 102 Premises, except that the demising wall between the Suite 102 Premises and the Suite 103 Premises shall remain, and two (2) additional skylights shall be added to the Suite 102 Premises (collectively, “Tenant’s Program”). Landlord and Tenant shall work together with Landlord’s architect in good faith to develop Tenant’s Initial Layout Plan into a final layout plan (“Tenant’s Final Layout Plan”). In all events Tenant’s Final Layout Plan shall be completed within seven (7) days after the full execution of this First Amendment. Within ten (10) days after the completion of Tenant’s Final Layout Plan, Landlord’s architect shall develop Tenant’s Layout Plan into construction documents (“Construction Documents”) in a form which will enable Landlord’s architect to stamp the Construction Documents, and to enable Landlord to obtain fixed pricing for the construction of the Tenant Improvements (“Fixed Pricing”), and to apply for and obtain a Building Permit for the Tenant Improvements (“Building Permit”). Within a maximum of three (3) days after request by Landlord. Tenant shall meet with Landlord and provide such supplemental information as Landlord or its architect may reasonably require in order to develop Tenant’s Final Layout Plan into the Construction Documents and to facilitate obtaining the Fixed Pricing and/or the Building Permit. Tenant agrees to follow Landlord’s recommendations regarding the selections of materials (using similar materials as used in other tenant spaces within the Building including the Suite 103 Premises but excluding upgrades to materials within that space previously paid for by Tenant) to be used to allow for the completion of the Tenant Improvements within thirty (30) to forty-five (45) days after the receipt of the Building Permit. Landlord reserves the right to make changes to the Construction Documents as required by Landlord’s architect to accommodate building systems (i.e. plumbing, mechanical, and electric, chases and/or structural components) and to expedite completion of the Tenant Improvements (such as to accommodate the unavailability of materials by substituting available materials of comparable quality) and otherwise as necessary to obtain Fixed Pricing, comply with applicable building, health, fire, safety and MAAB codes, orders, rules and regulations (“Codes”), and to obtain the Building Permit, provided such changes do not adversely affect, in any material manner, the utility or quality of Tenant Improvements or the cost to complete the Tenant Improvements. The Tenant Improvements shall be deemed modified by any such changes to the Construction Documents. Following the completion of the Construction Documents, Tenant shall review and approve the Construction Documents, which approval shall not be unreasonably withheld, conditioned or delayed, and which approval shall be deemed granted unless Tenant notifies Landlord of its disapproval thereof within three (3) days after receipt of the Construction Documents. Promptly following the completion of the Construction Documents, Landlord shall obtain Fixed Pricing to complete the Tenant Improvements from its contractor(s) and shall deliver to Tenant a summary of the total cost to complete the Tenant Improvements. Within a maximum of three (3) days following Landlord’s delivery of the Fixed Pricing, Tenant shall have the opportunity to request that Landlord and its architect work with Tenant to modify the Construction Documents in an effort to reduce the Fixed Pricing. The parties shall then have seven (7) days to determine if such a reduction of the Fixed Pricing is feasible and finalize same, following which Landlord shall deliver to Tenant revised Fixed Pricing, which pricing shall be final. All costs to modify the Construction Documents to accomplish the foregoing shall be the responsibility of Tenant (to the extent available, Tenant shall be permitted to use any excess funds from the Improvement Allowance to pay for such costs in the event the Total Project Costs are less than $196,380.00). Landlord makes no representation as to whether or not the Total Project Costs will be less than or exceed the Improvement Allowance as those terms are defined below.

B.	Tenant shall pay to Landlord within ten (10) days after invoice therefor, the amount by which the total cost to complete the Tenant Improvements (“Total Project Costs”) exceeds the amount of the Improvement Allowance as herein defined (the “Excess Cost”). The Total Project Costs shall include, without limitation, all construction costs, including, without limitation, all materials, equipment, systems, labor, supervision, profit and overhead and similar costs necessary to complete the Tenant Improvements, plus all costs charged by Landlord’s architect to select Tenant finishes and/or Tenant materials. If, prior to commencement of construction, Tenant elects for the HVAC system to be designed by a mechanical engineer rather than on a design- build basis by Landlord’s HVAC contractor, then Landlord shall engage MEA Engineering Inc. (“MEA Engineering”) to design the HVAC system, and the cost for such engineering work shall be part of the Total Project Costs. Except as herein set forth, there shall be no changes to the Tenant Improvements or to the Construction Documents without the consent of Landlord and Tenant (which consent shall not be unreasonably withheld, conditioned or delayed), and in the event any such changes shall increase the Total Project Costs to an amount which is excess of the Improvement Allowance, then Tenant shall pay the costs of such change orders within ten (10) days after written request by Landlord, (and such cost shall be deemed Excess Cost as provided herein). If Tenant fails to timely pay the Excess Cost as required above, Landlord shall have the right to stop work on the Tenant Improvements until such time as the Excess Cost is paid.

C.	Landlord agrees that Tenant shall be entitled to receive an improvement allowance from Landlord (“Improvement Allowance”) in an amount which is the lesser of the following: (a) an aggregate total of $196,380.00; or (b) 100% of the Total Project Costs, if the Total Project Costs are less than $196,380.00. In all events, however, Tenant shall be responsible for the amount by which the Total Project Costs exceeds the Improvement Allowance. The Improvement Allowance shall be paid by Landlord directly to those contractors/parties performing the Tenant Improvements. Notwithstanding anything to the contrary contained herein, if (i) the Construction Documents do not require the removal of the existing demising wall between the Suite 102 Premises and the Suite 103 Premises (“Demising Wall Removal”) as part of Tenant’s Work, and (ii) the Total Project Costs are less than $I96,380.00, then Tenant shall be permitted to use such remaining balance towards Tenant’s cost of the Demising Wall Removal, at such time (if any) that Tenant completes the Demising Wall Removal.

D.	Notwithstanding anything set forth herein, if and to the extent that it is determined by Landlord’s architect or contractor that the Tenant Improvements cannot be completed without additional costs caused only by a preexisting Unforeseen Condition (defined below), then Landlord and Tenant shall cooperate to modify the Construction Documents to accommodate such Unforeseen Condition without increase to the Total Project Costs. An “Unforeseen Condition” is defined as an unanticipated condition, particular to the Building, which was unknown to Landlord’s architect and is not readily apparent or customary to the type of work included within the scope of the Tenant Improvements. If the Construction Documents cannot be modified to accommodate the Unforeseen Condition without increasing the Total Project Costs, and if the Unforeseen Condition exceeds the Improvement Allowance, then the amount of such excess caused by the Unforeseen Condition shall be paid 50% by Landlord and 50% by Tenant.

E.	If Tenant requests changes to the Construction Documents which will cause the time to complete the Tenant Improvements to exceed forty-five (45) days from receipt of the Building Permit, then Landlord and Tenant shall cooperate to modify the scope of the Tenant Improvements to enable completion within forty-five (45) days from receipt of the Building Permit.

F.

Notwithstanding anything set forth in this First Amendment to the contrary, if Tenant fails to follow Landlord’s recommendations regarding the selections of materials to allow for the completion of the Tenant Improvements within 45 days after the receipt of the Building Permit (as set forth in Section II.10.A), or if Tenant increases the scope of the Tenant’s Program (including requesting changes to the Construction Documents (as set forth in Section II.I0.E) and Landlord and Tenant are not able to agree as to how to modify the Tenant Improvement work to enable completion within forty-five (45) days after receipt of the Building

Permit, or if Tenant fails to timely pay sums due pursuant to Section II.10.B., or if Tenant otherwise fails to timely comply with Tenant’s obligations and agreements under this Section 11.10., and as a result of such failures the Tenant Improvements are not completed within forty-five (45) days after receipt of the Building Permit, then the Suite 102 Premises Rent Commencement Date shall sixty (60) days after the date that is forty-five (45) days after receipt of the Building Permit.

G.	For purposes of this Amendment, the Tenant Improvements shall be deemed “substantially completed” when (i) Landlord delivers to Tenant a certificate from Landlord’s architect (“Architect’s Certificate”) confirming that the Tenant Improvements have been completed in accordance with the requirements of this Amendment, except for items of work and adjustment of equipment and fixtures which can be completed after Tenant, or if applicable, a Landlord approved subtenant has taken occupancy of the Suite 102 Premises without causing material interference with its business operations and use and enjoyment of the Suite 102 Premises (“Punch-List Items”), as specified in the Architect’s Certificate; and (ii) all permits and other authorizations, to the extent required by the City of Newton to enable Tenant, or if applicable, a Landlord approved subtenant to take occupancy in accordance with applicable laws and regulations, have been issued, provided, however, in the event Landlord is delayed in obtaining the Certificate of Occupancy on account of work to be completed by Tenant, or if applicable, a Landlord approved subtenant (for example installation of cubicles, voice/data equipment, or other fixtures, furnishings and equipment), then substantial completion shall be deemed to have occurred upon issuance of the Architect’s Certificate. Landlord agrees to complete the Punch-List Items within thirty (30) days, subject to delays on account of unavailability of materials, supplies or equipment or other causes beyond Landlord’s reasonable control.

H.	Tenant shall be permitted access to the Suite 102 Premises up to fourteen (14) days prior to the Suite 102 Premises Commencement Date for purposes of installation of Tenant’s cubicles, voice/data equipment, or other fixtures, furnishings and equipment, provided that such access shall in no way delay or interfere with the substantial completion of the Tenant Improvements. Such access shall be subject to all of the terms and conditions of the Lease, as amended hereby, except that no Rent shall be payable with respect to the Suite 102 Premises prior to the Suite 102 Premises Commencement Date.

III.	Parking. Tenant shall be permitted to use an additional twenty three (23) parking spaces within the parking areas at the Property in accordance with the terms and conditions of the Lease.

IV.	Sublease. Landlord acknowledges that Tenant is considering subleasing all or a portion of the Suite 102 Premises for up to the first three (3) years of the Initial Term applicable to the Suite 102 Premises (an “Initial Suite 102 Sublease”). To facilitate an Initial Suite 102 Sublease, Landlord agrees that Tenant may offer a prospective subtenant reasonable market concessions in excess of three (3) months’ rent. The other terms and provisions of the Lease shall be applicable to an Initial Suite 102 Sublease.

V.	Suite 102 Premises Signage. Landlord shall list Tenant on the interior Building directories and install a suite placard adjacent to the Suite 102 Premises consistent with other tenants in the Building.

VI.	Broker. Each of Landlord and Tenant represent to the other that neither has dealt with any other broker in connection with this Amendment other than Landmark Real Estate Advisors (“LREA”) and Boston Realty Advisors (“BRA”). Landlord shall be responsible for a commission in connection with this Amendment to LREA and BRA pursuant to separate agreement between Landlord and those brokers.

VII.	Status of Lease. Tenant acknowledges that the Lease is being modified as set forth herein, and that Tenant has no claims against Landlord under the Lease, and the Lease shall remain in full force and effect as presently drafted except as modified hereby.

VIII.	Effect of Amendment. Except as otherwise specifically modified herein, all other terms and conditions of the Lease shall remain in full force and effect. The term Premises shall include the Suite 102 Premises after this First Amendment of Lease has been signed by the parties.

[SIGNATURE PAGE FOLLOWS]

Executed under seal this 23rd day of October, 2014.

LANDLORD: Wells 60 Realty LLC		TENANT: Cyber-Ark Software,
By:	Intrum Corp., Manager

	/s/ Randy A. Goldberg	By:	/s/ Ehud Mokady
By:	Randy A. Goldberg, President		Ehud Mokady, President and CEO duly authorized

		By:	/s/ Suzy Peled-Spigelman
Suzy Peled-Spigelman, Vice President Finance, Americas, duly authorized

EXHIBIT A

SUITE NO. 102 PREMISES

Note: Not to scale - layout is approximate.

EXHIBIT B-l

TENANT’S INITIAL LAYOUT PLAN

EXPANSION PERSONNEL COUNT

IN OFFICES = 4 people

IN CUBICLES = 51 people

STAFF PERSONNEL TOTALS

EXISTING = 103 people

EXPANSION = 55 people

TOTAL = 158 people

EXISTING PERSONNEL COUNT
IN OFFICES = 20 people (8 seat load)
IN CUBICLES = 69 people
FUTURE CUBICLES = 14 people

Cyber Ark Expansion

Intrum Corp.

SILVERMAN TRYKOWSKI ASSOCIATES

DD-02

Expansion Plan Opt. 9

Note: Not to scale - layout is approximate.